MESA LABS REPORTS RECORD YEAR END SALES AND EARNINGS

LAKEWOOD, CO - Mesa Laboratories, Inc. (NASDAQ:MLAB) today reported record sales and net income results for the year ended March 31, 2008.

Highlights:
•	Annual revenue increases 13% to a new record
•	Annual operating income increases 25% to a new record
•	Annual net income increases 16% to a new record
•	Fourth quarter revenue increases 10% to a new record
•	Fourth quarter operating income increases 7% to a new record

Net sales for the fiscal year ended March 31, 2008 increased 13 percent to a record $19,558,000 compared to $17,242,000 in the same period last year. Operating income for the year increased 25 percent to $7,061,000 compared to $5,659,000, while net income for the year increased 16 percent to a record $4,610,000 or $1.41 per diluted share compared to $3,958,000 or $1.22 per diluted share one year ago.

For the fourth quarter of fiscal 2008, net sales were up 10 percent to a record $5,790,000 compared to $5,286,000 in the same quarter last year. Operating income for the quarter increased seven percent to $1,937,000 compared to $1,805,000, while net income for the quarter decreased 17 percent to $1,195,000 or $.36 per diluted share compared to $1,438,000 or $.44 per diluted share one year ago, caused by tax adjustments in the fourth quarter of fiscal 2007.

For the fiscal year, Mesa experienced net income growth of 16 percent, which was ahead of the sales growth rate of 13 percent. Most of this acceleration of profitability for the fiscal year can be attributed to a gain in gross profits as a percent of net sales. During the fiscal fourth quarter, we saw a 17 percent decline in net income despite a year over year increase in net sales of 10 percent. The decline in the quarter was due to a one time adjustment of the income taxes that occurred in the fourth quarter of last fiscal year and was attributable to favorable income tax treatment on assets acquired in the Raven acquisition during fiscal 2007. When compared on a quarterly basis, income tax expense in the fourth quarter of fiscal 2008 was 40 percent of income before taxes compared to 21 percent in the comparable period one year ago. If adjusted to the total year fiscal 2008 tax rate, net income for the fourth quarter of fiscal 2007 would have been lower by approximately $280,000 to $1,158,000. Using this adjusted fiscal 2007 net income for comparison, fiscal 2008 fourth quarter net income of $1,195,000 would have increased three percent compared to the $1,158,000 of adjusted net income in the fourth quarter of fiscal 2007.

-more-

“The fourth quarter of Fiscal 2008 was an excellent finish for a year in which we posted solid growth at Mesa,” said John J. Sullivan, President and Chief Operating Officer. “Going into the quarter we had a challenging goal to meet to be able to exceed the exceptional fourth quarter that we had last year, but the Mesa team pulled together and we posted 10 percent sales growth for the quarter. With record sales and operating profits for both the quarter and the year, Mesa’s businesses all have very good momentum.”

“We are very excited about the prospects for the new fiscal year,” continued John Sullivan. “We have recently introduced the most significant advancement in our data logger technology since the inception of the product line in the mid 1980’s. The new DataTrace RF System provides real time data, an expanded temperature range and greatly increased battery lifetime. These new features are important for our data logger customers in all of our markets. This new product has been well received by our early adopters and we expect the DataTrace RF to bolster our growth in the high performance data logger market in the months ahead. With this significant new product for DataTrace and good sales growth momentum in our other two core product lines, Raven and Medical, we expect another solid year for Mesa in fiscal 2009.”

During fiscal 2008, sales of the Company’s medical products and services increased five percent for the fiscal year and decreased three percent during the fourth quarter compared to prior year periods. For the year, Medical saw increased sales of meter products, disposables and service, which were partially off-set by lower sales of the discontinued dialyzer reprocessor line and lower repair part sales. For the fourth fiscal quarter, higher sales of disposable products and service were off-set by lower sales of dialyzer reprocessors, meters and repair parts.

Fiscal 2008 fourth quarter sales of Raven biological indicator products increased 33 percent compared to the prior year period. The Raven biological indicator products were acquired on May 4, 2006. For this reason, sales of the company’s Raven biological indicator products benefited from an extra five weeks of sales for the full year when compared to the prior year period and were up 29 percent.

During fiscal 2008, sales of DataTrace data logger products increased compared to the prior year. For the year, DataTrace sales increased 13 percent, while the quarterly sales were up five percent compared to the same periods last year. For both the quarter and year, DataTrace products continue to see improving trends in both new product shipments and service sales in both the domestic and international markets. Introduction of the new Micropack RF products, with their real-time reporting capabilities, is expected to further add to DataTrace product line sales in the new fiscal year.

During fiscal 2008, sales of the Nusonics line of ultrasonic fluid measurement systems decreased by three percent. Sales of these products remain stable, but Nusonics products currently contribute less than four percent of the Company’s total sales and are not expected to grow in the future.

Going into fiscal 2009 the Company expects to continue to focus on improving sales and marketing efforts, which were expanded significantly during Fiscal 2008. This plan, led by expansion of the Company’s direct sales and telemarketing team, expansion of the international distribution network and increased marketing activity during fiscal 2008, is expected to pay further rewards in the new fiscal year. During the second half of the past fiscal year, Mesa further expanded its research and development staff and spending as we focus on increasing our new product development rate. The Company will also continue to pursue additional growth opportunities via acquisition of other companies or product lines focusing on profitable opportunities that complement our existing product lines.

-more-

Over the past fiscal year, the Company repurchased 38,033 shares of our common stock, compared to 26,014 shares of our common stock that was repurchased in the prior fiscal year. This program is expected to be continued in the new fiscal year depending on market conditions. The cost of the stock repurchase program in fiscal 2008 was approximately $831,000. In addition, the Company paid approximately $1,140,000 of total dividends during the fiscal year.

Mesa Laboratories develops, acquires, manufactures and markets electronic instruments and disposables for industrial, pharmaceutical and medical applications.

This news release contains forward-looking statements which involve risks and uncertainties. The Company’s actual results could differ materially from those in any such forward-looking statements. Additional information concerning important factors that could cause results to differ materially from those in any such forward-looking statement is contained in the Company’s Annual Report on Form-10KSB for the year ended March 31, 2007 as filed with the Securities and Exchange Commission, and from time to time in the Company’s other reports on file with the Commission.

FINANCIAL SUMMARY

STATEMENT OF EARNINGS (Unaudited)
	Quarter Ended March 31		Twelve Months Ended March 31
	2008	2007	2008	2007
Net Sales	$5,790,000	$5,286,000	$19,558,000	$17,242,000
Cost of Goods	2,206,000	1,920,000	6,700,000	6,347,000
Gross Profit	3,584,000	3,366,000	12,858,000	10,895,000
Operating Expense	1,647,000	1,561,000	5,797,000	5,236,000
Operating Income	1,937,000	1,805,000	7,061,000	5,659,000
Other (Income) & Expense	(45,000)	(25,000)	(195,000)	(130,000)
Earnings Before Taxes	1,982,000	1,830,000	7,256,000	5,789,000
Income Taxes	787,000	392,000	2,646,000	1,831,000
Net Income	$1,195,000	$1,438,000	$4,610,000	$3,958,000

Earnings Per Share (Basic)	$.38	$.45	$1.46	$1.25
Earnings per Share (Diluted)	$.36	$.44	$1.41	$1.22

Average Shares (Basic)	3,166,000	3,179,000	3,168,000	3,156,000
Average Shares (Diluted)	3,279,000	3,279,000	3,281,000	3,234,000

-more-

BALANCE SHEETS (Unaudited)
	March 31	March 31
	2008	2007
Cash and Short-term
Investments	$5,770,000	$3,346,000
Other Current Assets	8,641,000	7,496,000
Total Current Assets	14,411,000	10,842,000
Property and Equipment	3,488,000	3,521,000
Other Assets	7,634,000	7,991,000
Total Assets	$25,533,000	$22,354,000

Liabilities	$1,794,000	$1,631,000
Stockholders’ Equity	23,739,000	20,723,000
Total Liabilities and Equity	$25,533,000	$22,354,000

CONTACTS:
John J. Sullivan, President-COO
Luke R. Schmieder; Chairman-CEO
Steven W. Peterson; VP Finance-CFO
Mesa Laboratories, Inc.
303.987.8000

# # #